Exhibit 99.



ERIE, Pa., May 23/PRNewswire-FirstCall -- Rent-Way, Inc. (NYSE: RWY) today announced that it has entered into an agreement to sell $205 million of senior secured notes at 98.252% of par, subject to certain closing conditions. The notes will mature on June 15, 2010, bear interest at 11 7/8%, payable semi-annually, and will be secured by a second priority lien on substantially all of the company's assets. The closing is conditioned on the company entering into a new $60.0 million revolving bank credit facility and the sale of $15.0 million of newly authorized 8% convertible preferred stock in a private placement. Rent-Way intends to use the net proceeds of the offering, together with borrowings under the proposed new revolving credit facility and the net proceeds of the sale of the convertible preferred stock, to repay all amounts outstanding under its current bank credit facility. The new credit facility and the sale of the convertible preferred stock are expected to close simultaneously with the notes offering.

The company will have the right to redeem the notes at any time prior to maturity at make-whole redemption prices and, prior to June 15, 2006, may redeem up to 25% of the notes at 111.875% of par, plus accrued interest, with the proceeds of public equity offerings. The holders of the notes will have the right to require the company to repurchase the notes following a change of control. In addition, in each year that the notes are outstanding, beginning April 1, 2004, the company will be required, subject to certain conditions, to offer to purchase notes out of excess cash flow at 104.25% of par plus accrued interest.

The preferred stock will mature seven and one-half years after issuance, will be convertible into shares of common stock at an initial conversion price of $6.00 per share and will be redeemable by the company at its stated value plus accrued interest after the fifth anniversary of its issuance. The holders may require the company to repurchase the preferred stock at its stated value plus accrued interest at any time six months following the date when none of the notes and no indebtedness under the new credit facility is outstanding. The holders will have the option to acquire an additional $5.0 million of convertible preferred stock, having an initial conversion price of $6.65 per share, for a one year period following initial closing.

Neither the notes, the shares of convertible preferred stock nor the shares of common stock into which the preferred stock is convertible have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Rent-Way

Rent-Way is one of the nation's largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.